Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Genprex, Inc.

Austin, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Genprex, Inc. (the “Company”) of our report dated April 1, 2024 (which includes explanatory paragraphs relating to the (i) Company’s ability to continue as a going concern and (ii) revisions to the 2022 financial statements related to our audit of the adjustments to retrospectively apply the Company’s February 2, 2024 reverse stock split and our audit of 2022 tabular federal and state income tax information (disclosed in Note 8 – Income Taxes)), relating to the financial statements of the Company, which appear in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2023 filed with the Securities and Exchange Commission on April 1, 2024.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

April 17, 2024